Exhibit 99.1

  Cascade Natural Gas Announces Fiscal Year 2005 Second Quarter and
                         Year-to-Date Earnings

    SEATTLE--(BUSINESS WIRE)--April 21, 2005--Cascade Natural Gas Corporation (NYSE:CGC) reported earnings of $7.4 million, or $0.65 per share, for the fiscal second quarter ended March 31, 2005, compared to $8.7 million, or $0.77 per share, for the second quarter ended March 31, 2004. Earnings for the six-month period were $14.0 million, or $1.24 per share, compared to $16.6 million, or $1.48 per share, for the six months ended March 31, 2004.

    Financial and Operating Highlights

    Second Quarter Operating Margin (revenue minus gas cost and revenue taxes) decreased $1.3 million compared to the quarter ended March 31, 2004. This includes a $1.9 million reduction in residential and commercial margins primarily due to an 8% decline in per customer consumption. Consumption reductions are attributed to warmer weather, results of conservation efforts spurred by higher natural gas prices, and improved energy efficiency in buildings and appliances. Customer growth was 4.6% in the quarter and contributed $1.1 million to margins, partially offsetting the effects of lower consumption.
    Industrial operating margin was lower by $843,000 in the fiscal 2005 second quarter. Gas Management Services revenue accounted for $525,000 of the decline due to fewer customers and lower margin on gas supply sales. Distribution services margins from sales to industrial customers were down $362,000 as a result of reduced customer usage. These operating margin comparisons exclude the positive effects of mark-to-market (M-to-M) derivative valuations of $549,000 in 2005 and $69,000 in 2004.
    Overall operating margin benefited from a $525,000 accrual reversal resulting from analysis in connection with submittal of management's Spring Earnings Review report to the Oregon PUC for fiscal year 2004. Based on final fiscal 2004 Oregon earnings, management determined there would be no fiscal 2004 earnings sharing. To reflect this change in estimate, the Company reversed the fiscal 2004 earnings-sharing accrual.
    Year-To-Date Operating Margin declined $3.0 million, equal to 4.8%. Important factors were 4% lower degree-days for the six months and $1.3 million lower Gas Management Services sales. Other contributing factors were customer conservation, and continued building and appliance energy efficiency. This comparison excludes a 2005 year-to-date negative M-to-M valuation of $119,000 and the $525,000 Oregon earnings sharing accrual reversal. It also excludes a 2004 positive M-to-M valuation of $475,000.

    Cost of Operations

    Second Quarter Cost of Operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) was up $785,000 in the second quarter comparison. Depreciation and amortization accounted for $345,000 of the increase due to growth in plant-in-service. Operating expense increased $372,000. Significant changes in operating expenses included a $404,000 increase in bad debt expense, executive transition costs of $590,000 and call center consolidation charges of $146,000. These increases were partially offset by lower labor and benefits expense.
    Year-To-Date Cost of Operations was up $1.2 million with $630,000 attributed to depreciation expense, $615,000 to executive transition charges, $313,000 to the call center consolidation, and $124,000 for bad debt expense. Benefits expense was lower by $755,000 year-to-date.

    Capital Spending

    Net capital spending in the quarter was $7.8 million compared to $9.7 million in the second quarter of fiscal year 2004. The $1.9 million decline reflects the September 2004 completion of the automated meter-reading project. For the six months, capital spending was $15.5 million compared to $19.9 million in 2004 and a total fiscal year 2005 capital budget of $28.4 million.

    Full Year Guidance and Other

    Primarily due to year-to-date operating margin declines, management is providing updated full year earnings guidance of $0.92 to $0.97 per share. Projections do not include any effects of mark-to-market valuations or executive transition costs.
    The Company previously announced its declaration of a $0.24 per share quarterly dividend on common stock, payable May 13, 2005 to shareholders of record at the close of business April 29, 2005.
    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 227,000 customers in the states of Washington and Oregon.

    Statements contained in this report that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially. Such risks and uncertainties with respect to the Company include, among others, its ability to successfully implement internal performance goals, competition from alternative forms of energy and other sellers of energy, consolidation in the energy industry, performance issues with key natural gas suppliers, the capital-intensive nature of the Company's business, regulatory issues, including the need for adequate and timely rate relief to recover capital and operating costs and to sustain dividend levels, the weather, increasing competition brought on by deregulation initiatives at the federal and state regulatory levels, the potential loss of large volume industrial customers due to "bypass" or the shift by such customers to special competitive contracts at lower per unit margins, exposure to environmental cleanup requirements, and economic conditions, particularly in the Company's service area.


                    Cascade Natural Gas Corporation
     Financial Highlights - (Thousands, except per share amounts)
                      Second Quarter Fiscal 2005

                                 Fiscal Year 2005
                     -----------------------------------------

                            Three Months Ended         Year
                     -------------------------------
                                                        to
                      Dec 31    Mar 31   Jun Sep 30    Date
                                          30
                     --------- --------- --- ------- ---------

Revenues             $104,613  $117,711              $222,324
Operating Margin       28,922    30,842                59,764
Cost of Operations     15,584    16,245                31,829
                      --------  -------- --- -------  --------

Operating Income
 (Loss)                13,338    14,597   0       0    27,935
Interest and Other      2,894     2,976                 5,870
Income Taxes            3,812     4,269                 8,081
                      --------  -------- --- -------  --------

Net Income (Loss)    $  6,632  $  7,352  $-      $-  $ 13,984

Common Shares
 Outstanding:
  End of Period        11,292    11,338                11,338
  Average              11,279    11,312                11,296

Earnings (Loss) Per
 Share
  Basic              $   0.59  $   0.65              $   1.24
  Diluted            $   0.59  $   0.65              $   1.24

Dividends Paid per
 share               $   0.24  $   0.24              $   0.48

Capital Expenditures
 (net)               $  7,770  $  7,759              $ 15,529

Book Value Per Share $  10.89  $  11.32              $  11.32

Market Closing Price $  21.20  $  19.96              $  19.96

Active Customers
 (End of Period)          225       228                   228

Gas Deliveries
 (Therms):
  Residential &
   Commercial          82,643    92,637               175,280
  Industrial & Other  227,779   228,890               456,669

Degree Days
  5-Year Average        2,091     2,271                 4,362
  Actual                1,945     2,230                 4,175

Colder (warmer) than
 5-year avg.              (7%)      (2%)                  (4%)

Colder (warmer) than
 prior year               (8%)      (1%)                  (4%)


                                  Fiscal Year 2004
                       -------------------------------------

                                Three Months Ended
                      --------------------------------------

                       Dec 31    Mar 31    Jun 30    Sep 30
                      --------- --------- --------- --------

Revenues             $104,884  $119,454  $ 52,077  $ 41,663
Operating Margin       30,693    32,142    16,637    14,336
Cost of Operations     15,129    15,460    14,696    15,276
                      --------  --------  --------  --------

Operating Income
 (Loss)                15,564    16,682     1,941      (940)
Interest and Other      3,116     3,121     3,099     3,050
Income Taxes            4,543     4,892      (492)   (1,384)
                      --------  --------  --------  --------

Net Income (Loss)    $  7,905  $  8,669  $   (666) $ (2,606)

Common Shares
 Outstanding:
  End of Period        11,181    11,210    11,241    11,268
  Average              11,158    11,196    11,227    11,254

Earnings (Loss) Per
 Share
  Basic              $   0.71  $   0.77  $  (0.06) $  (0.23)
  Diluted            $   0.71  $   0.77  $  (0.06) $  (0.23)

Dividends Paid per
 share               $   0.24  $   0.24  $   0.24  $   0.24

Capital Expenditures
 (net)               $ 10,216  $  9,672  $  9,557  $  9,575

Book Value Per Share $  10.61  $  11.17  $  10.89  $  10.52

Market Closing Price $  21.09  $  21.79  $  22.07  $  21.23

Active Customers
 (End of Period)          216       218       215       214

Gas Deliveries
 (Therms):
  Residential &
   Commercial          86,070    96,038    33,746    21,900
  Industrial & Other  260,887   223,894   182,387   229,431

Degree Days
  5-Year Average        2,044     2,275       874       229
  Actual                2,106     2,249       661       196

Colder (warmer) than
 5-year avg.                3%      (1%)     (24%)     (14%)

Colder (warmer) than
 prior year                 4%       10%     (20%)       40%


                      Fiscal Year 2004
                    --------------------

                       Year      Year
                       Ended    to Date
                      Sep 30    Mar 31
                     --------- ---------

Revenues             $318,078  $224,339
Operating Margin       93,808    62,835
Cost of Operations     60,561    30,589
                      --------  --------

Operating Income
 (Loss)                33,247    32,246
Interest and Other     12,386     6,237
Income Taxes            7,559     9,436
                      --------  --------

Net Income (Loss)    $ 13,302  $ 16,573

Common Shares
 Outstanding:
  End of Period        11,268    11,210
  Average              11,209    11,177

Earnings (Loss) Per
 Share
  Basic              $   1.19  $   1.48
  Diluted            $   1.19  $   1.48

Dividends Paid per
 share               $   0.96  $   0.48

Capital Expenditures
 (net)               $ 39,020  $ 19,888

Book Value Per Share $  10.52  $  11.17

Market Closing Price $  21.23  $  21.79

Active Customers
 (End of Period)          214       218

Gas Deliveries
 (Therms):
  Residential &
   Commercial         237,754   182,108
  Industrial & Other  896,599   484,781

Degree Days
  5-Year Average        5,422     4,319
  Actual                5,212     4,355

Colder (warmer) than
 5-year avg.              (4%)        1%

Colder (warmer) than
 prior year                 3%        7%

    CONTACT: Cascade Natural Gas Corporation
             J.D. Wessling, 206-624-3900